Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LIQUID SPINS, INC.

Pursuant to § 7-110-103, § 7-110-107  and Part 3 of Article 90 of Title 7, Colorado Revised Statutes (C.R.S.), the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation and certifies that (1) these Amended and Restated Articles of Incorporation correctly set forth provisions of the Articles of Incorporation as amended and supercede the original Articles of Incorporation and all amendments heretofore, and (2) the Amended and Restated Articles of Incorporation as set forth herein were duly adopted by the board of directors by unanimous written consent on April 5, 2011 and by the shareholders of said corporation at a general meeting of the shareholders duly convened on the 21st day of April, 2011:

ARTICLE I

NAME

The Name of the Corporation is Liquid Spins, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual existence from and after the filing of these Articles of Incorporation with the Secretary of State and unless the Corporation is dissolved in accordance with applicable law.

ARTICLE III

PRINCIPAL OFFICE

The principal office of the Corporation shall be located at 5525 Erindale Dr., Suite 200, Colorado Springs, CO  80918, and thereafter at such location as the board of directors may determine.

ARTICLE IV

PURPOSES

The nature of the business of the Corporation and the objects, purposes and business thereof proposed to be transacted, promoted or carried on are to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act (“Act”).

ARTICLE V

CAPITAL

           A.           Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of all classes which the Corporation shall have authority to issue is 55,000,000 shares.  Of that amount, 50,000,000 shares shall be Common Stock, $0.001 par value, and 5,000,000 shares shall be Preferred Stock, $0.01 par value.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance.

            B.           Common Stock.

    (1)           Dividends.  Dividends in cash, property, or shares of the Corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the Corporation to the extent and in the manner permitted by law.

    (2)           Distribution in Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of Common Stock, subject to the rights, if any, of the holders of any preferred stock issued by the Corporation. The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

    (3)           Voting Rights; Cumulative Voting.  Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

    C.           Preferred Stock.

    Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the board of directors.  The board of directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series.  The board of directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such other series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such other series, including preferences with respect to any other series of Preferred Stock, in each case, so far as not inconsistent with the provisions of these Articles of Incorporation or the Act as then in effect.

    D.           Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

    The business and affairs of the Corporation shall be managed by a board of directors.  The number of directors constituting the board of directors shall be fixed in the manner provided in the Bylaws of the Corporation, and shall serve as directors of the Corporation until his or her successor shall have been elected and qualified, or until they resign or are removed.  The initial number of directors shall be three (3).

ARTICLE VII

RIGHT OF DIRECTORS TO CONTRACT WITH CORPORATION

No contract or transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other remedy in a proceeding by a shareholder or by or in the right of the corporation, solely because the contract or transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation’s board of directors or of a committee of the board of directors which authorizes, approves, or ratifies the contract or transaction or solely because the director’s vote is counted for such purpose if:

A.           The material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

B.           The material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or

C.           The contract or transaction is fair as to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

The board of directors of the Corporation shall have the power to:

A.           Indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by the Act as presently existing or as hereafter amended.

B.           Authorize payment of expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VIII.

C.           Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

CORPORATE OPPORTUNITY

The officers, directors and other members of management of this Corporation shall be subject to the doctrine of “corporate opportunities” only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation’s board of directors as evidenced by resolutions appearing in the Corporation’s minutes.  Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it.  The board of directors may reject any business opportunity presented to it and thereafter any officers, directors or other member of management may avail himself of such opportunity.  Until such time as this Corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the right of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation.  This provision shall be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

ARTICLE X

VOTING BY SHAREHOLDERS

Any action required or permitted by Articles 101 to 117 of the Act to be taken at a shareholders’ meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting as set forth in the Bylaws of the Corporation, at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

ARTICLE XI

LIMITATIONS ON DIRECTOR LIABILITY

To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XII

REGISTERED OFFICE AND REGISTERED AGENT

The registered agent of the Corporation is Herman C. DeBoard III; the registered office of the Corporation shall be located at 5525 Erindale Dr., Suite 200, Colorado Springs, CO 80918.

Executed this 22nd day of April, 2011:

/s/ Paul Myers
Paul Myers, Secretary